Exhibit 10.3

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

FOR FURTHER INFORMATION CONTACT:

Timothy Cope – 952-449-7030

FOR IMMEDIATE RELEASE:

April 23, 2014

LAKES ENTERTAINMENT, INC. ANNOUNCES

SALE OF ITS OWNERSHIP IN DANIA ENTERTAINMENT HOLDINGS

MINNEAPOLIS, April 23, 2014 - Lakes Entertainment, Inc. (LACO) announced that on April 21, 2014, its wholly owned subsidiary Lakes Florida Development, LLC (“Lakes”) entered into a Redemption Agreement with Dania Entertainment Holdings, LLC (“DEH”)). The Redemption Agreement provides that DEH redeemed Lakes’s 20% ownership in DEH in consideration for DEH transferring to Lakes 5% ownership in Dania Entertainment Center, LLC (the entity that owns the Dania Casino & Jai Alai in Dania Beach, Florida)(“DEC”). Concurrently, Lakes entered into a Purchase Agreement with ONDISS Corp. (“ONDISS”) pertaining to the sale of Lakes’s membership interest of DEC (“Purchase Agreement”). The Purchase Agreement provides that ONDISS will pay Lakes a total purchase price of approximately $2,500,000 for the 5% ownership in DEC that was transferred to Lakes by DEH. ONDISS made an initial payment to Lakes of $1,000,000 on April 21, 2014 at which time 40% of Lakes’s ownership in DEC was transferred to ONDISS. The remaining purchase price will be paid in three equal semi-annual installments of $530,323.76, and 20% of Lakes’s original ownership in DEC will be transferred to ONDISS upon each payment.

The newly renovated Dania Casino & Jai Alia features 550 slot machines, a poker room, simulcast, a bistro and lounge bar, and live Jai Alai.

“We are pleased we could reach an agreement with ONDISS to purchase our ownership in Dania,” said Lyle Berman, CEO of Lakes. “We believe receiving $2,500,000 for this asset that we had previously written off is a good result for our shareholders,” added Mr. Berman.

About Lakes Entertainment

Lakes Entertainment, Inc. currently owns the Rocky Gap Casino Resort near Cumberland, Maryland, and has an investment in Rock Ohio Ventures, LLC’s casino and racino developments in Ohio.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, those relating to the inability to complete or possible delays in completion of Lakes' casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; risks of entry into new businesses; reliance on Lakes' management and litigation costs. For more information, review the company's filings with the Securities and Exchange Commission.

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